EXHIBIT 23




                    CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
Kollmorgen Corporation:


     We consent to incorporation by reference in this Registration Statement on Form S-8 of Kollmorgen Corporation of our report dated January 24, 1998, except as to the information presented in Note 19 relating to the Tender Offer termination for which the date is February 2, 1998, relating to the consolidated balance sheets of Kollmorgen Corporation and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997.



                               /s/  PriceWaterhouseCoopers LLP


                                  PRICEWATERHOUSECOOPERS LLP





Boston, Massachusetts
September 29, 1998